                                                              Exhibit (a)(5)(xi)

PRESS RELEASE

CONTACT:

Dan Sullivan 212-929-5940
Daniel H. Burch 212-929-5748
MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

      F&H ACQUISITION CORP. ENTERS INTO TENDER OFFER/MERGER AGREEMENT WITH
                          FOX & HOUND RESTAUARANT GROUP

             TENDER OFFER EXTENDED UNTIL THURSDAY, FEBRUARY 16, 2006

         DALLAS, TX - FEBRUARY 2, 2006 --F&H Acquisition  Corp., an entity owned by Newcastle  Partners,  L.P. and Steel Partners II, L.P.,  announced today that
Fox & Hound Restaurant Group  (Nasdaq:FOXX)  signed and delivered the definitive tender  offer/merger  agreement  with F&H  Acquisition  Corp. and certain of its affiliates  to acquire all of the  outstanding  shares of common  stock of Fox &
Hound not  already  owned by it for  $16.30  per  share.  Fox & Hound  announced earlier today that it has terminated its merger agreement with Levine Leichtman.

         Fox & Hound's  Board of Directors has  unanimously  approved the merger agreement with F&H Acquisition Corp. and certain of its affiliates. Consummation of the tender offer is subject to customary closing conditions,  including there being  validly  tendered  and not  withdrawn  a number of shares of Fox & Hound, which,  together  with the shares then owned by F&H  Acquisition  Corp.  and its subsidiaries (including NPSP Acquisition Corp.),  represents at least a majority of the total  number of shares  of Fox & Hound  outstanding  on a  fully-diluted basis and expiration or  termination of the applicable  waiting period under the
Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         F&H  Acquisition  Corp.  also announced  today that it has extended its tender offer for all of the common stock of Fox & Hound not already  owned by it or its subsidiaries to 12:00 Midnight, New York City time, on Thursday, February
16, 2006. The tender offer was previously set to expire at 12:00  Midnight,  New
York City time, on  Wednesday,  February 8, 2006. As of the close of business on
January 31, 2006, a total of 3,800 shares had been tendered in and not withdrawn from the offer.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE  SOLICITATION OF AN OFFER TO SELL ANY SHARES.  THE  SOLICITATION  AND THE
OFFER TO BUY FOX & HOUND'S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER
TO PURCHASE AND RELATED  MATERIALS  THAT F&H  ACQUISITION  CORP.  FILED WITH THE
SECURITIES  AND EXCHANGE  COMMISSION ON JANUARY 6, 2006, AS AMENDED  JANUARY 13,
2006, JANUARY 27, 2006 AND JANUARY 31, 2006, AND PLANS TO AMEND PROMPTLY.  FOX &
HOUND  STOCKHOLDERS  SHOULD READ THESE MATERIALS  CAREFULLY BECAUSE THEY CONTAIN
IMPORTANT  INFORMATION,  INCLUDING  THE  TERMS  AND  CONDITIONS  OF  THE  OFFER.
STOCKHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT
TO THE  TENDER  OFFER  FREE AT THE  SEC'S  WEBSITE  AT  WWW.SEC.GOV  OR FROM F&H
ACQUISITION  CORP.  BY  CONTACTING   MACKENZIE   PARTNERS,   INC.  TOLL-FREE  AT
1-800-322-2885    OR    COLLECT    AT    1-212-929-5500    OR   VIA   EMAIL   AT
PROXY@MACKENZIEPARTNERS.COM.